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                                                       Exhibit 99

                   POLICY MANAGEMENT SYSTEMS CORPORATION

CONTACT: Jim O'Brien
         Manning, Selvage & Lee
         212-213-7005


                        PMSC COMPLETES AUDIT OF ITS
                     JUNE 30, 1993 FINANCIAL STATEMENTS

    Columbia, South Carolina, February 22, 1994 -- Policy Management Systems Corporation (NYSE: PMS) today reported that, as a result of a special audit of its balance sheet as of December 31, 1992, it was restating its previously reported retained earnings at that date from $267.7 million to $272.8 million, an increase of $5.1 million bringing total Stockholders' Equity to $579.1 million as of December 31, 1992. For the six-month period ended June 30, 1993, PMSC reported revenues of $235.9 million and a net loss, after giving effect to the charges described below, of $60.4 million ($2.62 per share). PMSC generated positive cash flow from operations of $38.3 million for the first half of 1993.
    The net loss for the six-month period was impacted by various large special and other unusual charges. PMSC established special pre-tax impairment and restructuring charges during the six-month period of $80.7 million (after taxes, $65.0 million or $2.81 per share) principally related to its health insurance systems business. Additionally, as previously reported, the Company recorded charges related to early project terminations, the deductible under the Company's Directors' and Officers' liability insurance policy in

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response to shareholder litigation, cost overruns on certain projects and other charges arising from the Company's previously disclosed internal investigation of its accounting practices. These additional pre-tax charges aggregate approximately $18.1 million (after taxes $11.2 million, or $.48 per share).
    PMSC stated that it is reporting these results following completion of a previously announced special audit of PMSC's financial statements by Coopers & Lybrand. Based on the results of the audit, PMSC increased its retained earnings as of December 31, 1992 to reflect the prior period, after-tax adjustments summarized below:
                                              (In Thousands)
       - Elimination of revenue related
         to a contingent contract that
         was cancelled                        $(    820)

       - Deferral of revenues due to changes
         in timing of revenue recognition      (  8,408)

       - Reduction of expenses due to
         capitalization of certain software
         costs                                   18,863

       - Recognition of expenses due to
         changes in timing of expense
         accrual                               (  1,622)

       - Reserve for losses on certain
         services contracts                    (  5,536)

       - Reduction of current income tax
         liability due to previously
         unrecorded tax credits                   2,580

            TOTAL after-tax adjustments       $   5,057

    The current uncertainty surrounding the issue of national health care reform has caused PMSC's health insurance customers to postpone

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their investment in information systems until the ultimate outcome of reform is clear. As a result, PMSC recorded a pre-tax charge, principally non-cash, of $80.1 million to reduce the carrying value of PMSC's health insurance assets and to reserve for the costs of restructuring this business. The Company also recorded other pre-tax restructuring charges of $.6 million.
    G. Larry Wilson, Chairman of the Board and Chief Executive
Officer of PMSC, stated, "We are pleased that the exhaustive special audit process covering December 31, 1992 and the first six months of 1993 is now complete. At February 18, 1994, PMSC had over $160 million in cash and marketable securities and approximately $9 million in debt. With our strong balance sheet and the recently announced changes in our senior management team, we believe PMSC is well positioned to meet the challenges and opportunities of the future."
    Commenting on current operations, Mr. Wilson said, "The Property and Casualty Group is performing well and its customer base continues to expand. We have continued to invest in the development of Series III systems to meet the growing needs of our customers for client-server technology. Our Total Policy Management Outsourcing area has added several important contracts recently. While the changes and uncertainty created by health care reform proposals continue to adversely affect the health insurance systems business, we believe that the restructuring of this group will better enable it to redirect its strategic focus to a post-reform environment."

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    "The Company is pleased with the rapid integration of the
recently acquired CYBERTEK business into our life group. PMSC has implemented a strategy designed to accelerate the integration of the CYBERTEK product line with PMSC's Series III platform and applications," Mr. Wilson added.
    Coopers & Lybrand has been engaged to perform 1992 and 1993 audits, and Ernst & Young has agreed to perform procedures to determine whether it can reissue its audit reports on the 1990 and 1991 financial statements. Previous audit reports covering 1990 and 1991 issued by Ernst & Young and the audit report covering 1992 issued by Arthur Andersen have been withdrawn. These audits and the audit for the remainder of 1993 will be completed as soon as possible. When these audits are complete, PMSC intends to file amended 10-Q's, as necessary, and bring its remaining SEC filings up-to-date, which will permit the resumption of period-to-period comparisons of its results of operations.
    Mr. Wilson said, "The Company is grateful for the continued strong support of our customers and long-term investors and for the dedication of our employees. We are encouraged about the future."
    PMSC, headquartered in Columbia, South Carolina, has more than 4,400 employees worldwide and is a leading provider of application software, related automation support and information services designed to meet the needs of the global insurance industry.

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